Exhibit 10.2

WHEREAS, the Adobe Systems Incorporated Executive Severance Plan in the Event of a Change of Control (the “Retention Plan”) was established when Bruce Chizen was both President and Chief Executive Officer of the Company and a party to a separate retention agreement;

WHEREAS, the Retention Plan does not cover someone in the role of either President or Chief Executive Officer;

WHEREAS, the Company has since promoted Shantanu Narayen to the role of President, while Mr. Chizen remains Chief Executive Officer, and Mr. Narayen does not have a separate retention agreement;

WHEREAS, the Executive Compensation Committee desires to provide retention benefits for Mr. Narayen and any future President or Chief Executive Officer of the Company to encourage their continued attention and dedication in the face of potentially disturbing circumstances arising from any possible Change of Control (as defined in the Retention Plan);

WHEREAS, the Executive Compensation Committee therefore desires to amend the Retention Plan to ensure that anyone at Vice President level or a more senior level is covered under its terms and conditions, provided they do not also benefit from a separate individual retention and/or severance agreement.

NOW THEREFORE, BE IT RESOLVED, that Section 1.18 of the Retention Plan is hereby amended and restated in full as follows:

1.18                           “Group I Participant” shall mean each senior management employee of a Participating Company who (i) is on the U.S. payroll, (ii) is not a party to any other retention and/or severance agreement with the Participating Company Group that is not otherwise waived in accordance with Section 3.9, and (iii) on the Change of Control Date, is classified as a Vice President (or any more senior role) of a Participating Company.